                                  EXHIBIT 11.1

               STATEMENT REGARDING COMPUTATION OF PER SHARE DATA


                                                           YEARS ENDED MARCH 31,
                                               --------------------------------------------
                                                   1996            1995            1994
                                               ------------    ------------    ------------
Earnings (loss) from continuing operations     $ (6,861,406)   $    594,176    $  1,826,045

Loss from discontinued operations                (1,361,954)       (524,914)        (23,270)
                                               ------------    ------------    ------------
Net earnings (loss)                            $ (8,223,360)   $     69,262    $  1,802,775
                                               ============    ============    ============
Weighted average number of common shares          3,710,484       3,669,577       2,800,160

Net effect of dilutive stock options
  based on the treasury stock method
  (using the initial public offering
  price of $12.50 per share and assuming
  that all options had been outstanding
  for all periods prior to the IPO on
  November 17, 1993) (1)                               --           297,054         278,915

Shares used for computation                       3,710,484       3,966,631       3,079,075
                                               ============    ============    ============
Per Share Data:
  Earnings (loss) from continuing operations   $      (1.85)   $        .15    $        .59

  Net earnings (loss)                          $      (2.22)   $        .02    $        .59
                                               ============    ============    ============

Note - fully diluted and primary calculations are the same.

(1) Dilutive stock options for the fiscal year ended March 31, 1996, were not included because of the net loss.